Exhibit 99.1

Kimco Realty Corporation announces earnings for first quarter 2010;

Declares regular quarterly cash dividend on common and preferred shares

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--May 5, 2010--Kimco Realty Corporation (NYSE: KIM) today reported results for the quarter ended March 31, 2010.

Highlights for the First Quarter and Subsequent Activity:

  Announced appointment of Michael V. Pappagallo as Chief Operating Officer;
  Formed a new joint venture with Canadian Pension Plan Investment Board (CPPIB) that acquired five former PL Retail properties for $370 million;
  Established a new joint venture with Cisterra Capital that acquired four shopping center assets for $112 million;
  Closed the quarter with occupancy of 92.8 percent in its combined shopping center portfolio and 92.4 percent in the U.S. portfolio;
  Executed 754 leases totaling over 2.9 million square feet in the combined shopping center portfolio;
  Declared regular quarterly cash dividend of $0.16 per common share; and
  Issued $150 million in Canadian denominated eight year unsecured notes priced at 5.99%.

Net income available to common shareholders including non-cash impairments was $39.0 million for first quarter of 2010 or $0.10 per diluted share compared to $26.6 million or $0.10 per diluted share for the first quarter of 2009. Comparable earnings per share were reduced approximately $0.05 per diluted share in the first quarter of 2010 as a result of the company’s successful common share offerings of 134 million shares in 2009. The change in net income primarily results from a $24.1 million increase in net operating income related to acquisition activity since the comparable period of 2009 and an increase in transaction-related income of approximately $15.1 million, including $2.3 million of gains not included in funds from operations (FFO). These increases were partially offset by non-cash impairments of $7.4 million and increases in interest expense and depreciation of $12.2 million and $4.9 million, respectively.

Funds from operations (FFO), a widely accepted supplemental measure of REIT performance, were $126.0 million or $0.31 per diluted share for the first quarter 2010 compared to $117.8 million or $0.43 per diluted share in the same period a year ago. First quarter 2010 FFO include approximately $17.8 million of transaction income partially offset by non-cash impairments of $7.4 million compared to $5.1 million in transaction income and no impairments in the same period for 2009. Excluding transaction income and non-cash impairments, FFO were $115.6 million or $0.28 per diluted share for the first quarter 2010 compared to $112.7 million or $0.41 per diluted share in the first quarter 2009. A reconciliation of net income to FFO is provided in the attached tables.

Core Business Operations

Shopping Center Portfolio

Kimco’s shopping center portfolio includes 936 operating properties, comprising 823 assets in the United States and Puerto Rico, 49 in Canada, 45 in Mexico and ten in South America, as well as nine development properties, consisting of two assets in the United States, five in Mexico and two in South America. Additionally, there are nine development projects completed and pending stabilization.

Occupancy in the company’s combined shopping center portfolio was 92.8 percent at the end of the first quarter 2010, flat sequentially and up 20 basis points from the first quarter of last year. The company has 18 former development properties that are approximately 75 percent leased and not included in the company’s occupancy until the properties are stabilized. These properties will be included in occupancy the earlier of (i) reaching 90 percent leased or (ii) one year following the projects inclusion in operating real estate; two years for Latin America.

Same-property NOI declined by 20 basis points from the first quarter of 2009. The company executed a total of 754 leases totaling 2.9 million square feet: 373 new leases for 733,000 square feet and 381 lease renewals for 2.1 million square feet. The renewal activity, measured as a percentage of gross leasable area (GLA), represented a 65% increase over the trailing four quarter average and emphasizes the company’s continued focus on renewals.

In the U.S. portfolio, occupancy was 92.4 percent at the end of the first quarter, which was flat sequentially but up twenty basis points from the same period in the prior year. During the first quarter, the company executed 503 leases totaling 2.6 million square feet. Same space leases totaling 2.2 million square feet included 99 new leases for 229,000 square feet at a negative 5.6 percent spread from the prior rent and 299 leases for renewals and options totaling 2.0 million square feet at a flat rent spread which together aggregate a negative 0.8 percent rent decrease over the prior leases. The negative leasing spread on new leases is primarily attributable to re-leasing two former spaces previously occupied by Linens ‘N Things and Circuit City. Excluding these two leases, the leasing spread on new leases is 1.1 percent. The Canadian shopping center portfolio ended the quarter with occupancy of 97.8 percent which was flat sequentially. During the first quarter, a total of 60 leases were executed in Canada for 102,000 square feet with 10.8 percent spreads on both new leases and renewals.

The U.S. shopping center portfolio predominantly comprises a grocery anchored component and has a strong position with discount and off-price retailers. In what remains a challenging leasing environment, the characteristics of Kimco’s U.S. shopping center portfolio have enabled it to sustain an occupancy level at its 92% historical average since the company’s initial public offering in 1991. These characteristics include a well diversified, high-credit quality tenant base, a national footprint with over 92 percent of its shopping centers inside dense, in-fill first-ring suburbs and low average base rent per square foot.

Investment Management Programs

Subsequent to the end of the first quarter 2010, Kimco and Canadian Pension Plan Investment Board (CPPIB) established a new joint venture which acquired five former PL Retail properties for approximately $370 million including $160 million of mortgage debt. This portfolio, which totals approximately 2.1 million square feet, is primarily grocery-anchored centers including three centers located in California, and one each in Florida and Virginia. CPPIB and Kimco intend to grow this joint venture over time through the acquisition of additional retail properties or portfolios. CPPIB’s Real Estate Investment Group invests in commercial properties primarily through joint ventures with operating partners. Kimco holds a 55% ownership interest in addition to acting as the operating partner.

The company also formed a new joint venture with Cisterra Capital which acquired four unencumbered shopping center assets from the Prudential Real Estate Investors joint ventures for $112 million. This portfolio, which totals approximately 615,000 square feet, is primarily grocery-anchored centers with three properties located in Washington and one in California. Kimco holds a 15% ownership interest in addition to acting as the operating partner.

The company also acquired Prudential Real Estate Investors interest in the Kenneth Hahn shopping center for $9 million. This property, located in Los Angeles, CA., comprises 165,000 square feet.

During the first quarter 2010, the company realized fee income of $9.8 million from its investment management business. This included $8.1 million in management fees, $0.6 million in transaction-based fees and $1.1 million in other ongoing fees.

At quarter-end, the company had a total of 284 properties in investment management funds with 15 institutional partners.

Structured Investments and Non-Retail Business

During the quarter, the company recognized $22 million of income related to its structured investments and other non-retail assets of which $16 million was recurring and $6 million was transactional. The recurring income was primarily attributable to $7 million from preferred equity investments, $6 million of interest and dividends, and the remainder mainly from its various joint ventures including Westmont Hospitality. The transaction income was primarily related to gains on sales recognized from the company’s Albertsons joint venture.

During the first quarter, the company monetized approximately $7 million of its non-retail investments and other structured investments. The majority of these investments were comprised of marketable securities and mortgage financing receivables. Currently, the company has five other assets from its non-retail portfolio under contract for approximately $27 million.

Dividend and Capital Structure

The Board of Directors declared a quarterly cash dividend of $0.16 per common share, payable on July 15, 2010 to shareholders of record on July 1, 2010, representing an ex-dividend date of June 29, 2010.

The company also announced that its Board of Directors declared quarterly dividends for the company’s preferred shares. The Series F depositary shares, each representing 1/10 of a share of 6.65% Series F cumulative redeemable preferred shares, quarterly dividend of $0.415625 per preferred depositary share will be paid on July 15, 2010 to shareholders of record on July 1, 2010, representing an ex-dividend of June 29, 2010.

The Series G depositary shares, each representing 1/100 of a share of 7.75% Series G cumulative redeemable preferred shares, dividend of $0.484375 per preferred depositary share will be paid on July 15, 2010 to shareholders of record on July 1, 2010, representing an ex-dividend date of June 29, 2010.

During the first quarter, Kimco repaid a $12 million mortgage and two construction loans totaling approximately $30 million that were maturing in 2010. The company maintains access to approximately $1.6 billion of immediate liquidity under its two credit facilities ($1.5 billion U.S. revolving credit facility and its CAD $250 million Canadian revolving credit facility).

Subsequent to quarter close, the company issued $150 million in Canadian denominated unsecured notes that bear interest at 5.99% and mature April 2018. The proceeds from these notes were used to repay the company’s existing $150 million Canadian denominated unsecured notes that matured in April 2010. As a result of this activity, the company has only $81.8 million in unsecured debt maturing for the remainder of 2010.

Excluding the U.S. revolving credit facility and the refinancing of the $150 million Canadian denominated unsecured notes, the company’s total debt maturities remain well staggered with approximately 23% of total debt maturing through 2012 including less than 3% related to the remainder of 2010.

Portfolio Overview

As of March 31, 2010, Kimco owned equity interests in 1,471 retail properties totaling 151 million square feet in the United States, Puerto Rico, Canada, Mexico and South America. This portfolio encompasses 498 consolidated shopping centers, 284 shopping centers in investment management programs, 154 other joint venture shopping centers and nine development properties that together total 945 properties and 137 million square feet. This also includes 526 properties totaling 14 million square feet in the company’s preferred equity program.

At March 31, 2010, Kimco has interests in 124 retail properties totaling 16 million square feet in Canada comprising 49 shopping centers and 75 preferred equity investments. In Mexico, the company owned interests in 56 shopping centers totaling 12 million square feet comprised of 51 shopping centers and five properties under development. The company also has investments in 11 properties in Chile, three properties in Brazil and one in Peru.

2010 Guidance

The company remains committed to its core business objectives:

  Increasing shareholder value through the ownership, management and selective acquisition of neighborhood and community shopping centers;
  Actively engaging in the disposition of its non-retail assets; and
  Strengthening its balance sheet with a long-term focus on reducing its leverage levels and employing a conservative capital mix.

The company is raising the low end of its guidance range to $1.10 from $1.07 per diluted share bringing estimates of FFO for the full year 2010 to $1.10 – $1.15 per diluted share. This does not include any estimate for impairments.

Estimated portfolio metrics for the year end 2010 are as follows:

  Occupancy for the U.S. shopping center portfolio up approximately 50 basis points; and
  Same-property NOI for U.S. shopping center portfolio for the year between -2 percent to flat.

Conference Call and Supplemental Materials

The company will hold its quarterly conference call tomorrow, Thursday, May 6 at 9:00 a.m. Eastern Time. The call will include a review of the company’s first quarter 2010 performance as well as a discussion of the company’s strategy and expectations for the future.

To participate, dial 1-800-406-6465. A replay will be available for one week by dialing 1-888-203-1112; the Conference ID will be 2480757. Access to the live call and replay will be available through the company's website at www.kimcorealty.com under “Investor Relations: Presentations.”

About Kimco

Kimco Realty Corporation, a real estate investment trust (REIT), owns and operates North America’s largest portfolio of neighborhood and community shopping centers. As of March 31, 2010, the company owned interests in 1,471 retail properties comprising 151 million square feet of leasable space across 45 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE under the symbol KIM and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 50 years. For further information, visit the company's web site at www.kimcorealty.com.

Safe Harbor Statement

The statements in this release state the company's and management's intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, including the current economic recession, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt, or other sources of financing or refinancing on favorable terms, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates, (vii) the availability of suitable acquisition opportunities, (viii) valuation of joint venture investments, (ix) valuation of marketable securities and other investments, (x) increases in operating costs, (xi) changes in the dividend policy for our common stock, (xii) the reduction in our income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, and (xiii) impairment charges. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's Securities and Exchange Commission filings, including but not limited to the company's Annual Report on Form 10-K for the year ended December 31, 2009. Copies of each filing may be obtained from the company or the Securities and Exchange Commission.

The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2009, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company's results.

Condensed Consolidated Statements of Income
(in thousands, except share information)
(unaudited)

	Three Months Ended
	March 31,
	2010		2009

Revenues from Rental Properties	$227,004		$193,626

Rental Property Expenses:
Rent	3,698		3,286
Real Estate Taxes	30,183		24,261
Operating and Maintenance	33,991		31,073
	67,872		58,620

Net Operating Income	159,132		135,006

Income from Other Real Estate Investments	8,972		8,386
Mortgage and Other Financing Income	2,670		4,125
Management and Other Fee Income	9,844		9,925
Depreciation and Amortization	(61,577)		(56,694)
	119,041		100,748

Interest, Dividends and Other Investment Income	6,096		7,921
Other Expense, Net	(3,374)		(4,215)

Interest Expense	(58,737)		(46,516)
General and Administrative Expenses	(28,184)		(29,354)
	34,842		28,584

Gain on Sale of Development Properties	1,793		2,428

Impairments:
Investments in Other Real Estate Investments	(3,882)		-
Marketable Equity Securities & Other Investments	(506)		-

Benefit for Income Taxes	1,915		682

Equity in Income of Joint Ventures, Net	21,001		9,642

Income from Continuing Operations	55,163		41,336

Discontinued Operations:
Income from Discontinued Operating Properties, Net of Tax	37		83
Impairment/ Loss on Operating Properties Held for Sale/Sold, Net of Tax	(482)		(56)
Gain on Disposition of Operating Properties, Net of Tax	-		403
(Loss) / Income from Discontinued Operations	(445)		430

Gain on Transfer of Operating Properties (1)	-		26
Loss on Sale of Operating Properties (1)	(8)		-
Total Net (Loss)/ Gain on Transfer or Sale of Operating Properties	(8)		26

Net Income	54,710		41,792

Net Income Attributable to Noncontrolling Interests (1)	(3,874)		(3,368)

Net Income Attributable to the Company	50,836		38,424

Preferred Dividends	(11,822)		(11,822)

Net Income Available to the Company's Common Shareholders	$39,014		$26,602

Per Common Share:
Income from Continuing Operations:
Basic	$0.10		$0.10
Diluted	$0.10	(2)	$0.10
Net Income:
Basic	$0.10		$0.10
Diluted	$0.10	(2)	$0.10

Weighted Average Shares Outstanding for Net Income Calculations:
Basic	405,564		271,083
Diluted	405,713		271,158
	-		-
(1)	Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.
(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.

Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	March 31,	December 31,
	2010	2009
Assets:
Real Estate, Net of Accumulated Depreciation
of $1,401,438, and $1,343,148, Respectively	$7,131,401	$7,073,408
Investments and Advances in Real Estate Joint Ventures	1,117,376	1,103,625
Real Estate Under Development	458,980	465,785
Other Real Estate Investments	550,951	553,244
Mortgages and Other Financing Receivables	132,426	131,332
Cash and Cash Equivalents	137,437	122,058
Marketable Securities	214,785	209,593
Accounts and Notes Receivable	114,397	113,610
Other Assets	404,710	389,550
Total Assets	$10,262,463	$10,162,205

Liabilities:
Notes Payable	$3,053,342	$3,000,303
Mortgages Payable	1,453,654	1,388,259
Construction Loans Payable	17,470	45,821
Dividends Payable	76,731	76,707
Other Liabilities	452,219	432,833
Total Liabilities	5,053,416	4,943,923
Redeemable Noncontrolling Interests	99,276	100,304

Stockholders' Equity:
Preferred Stock, $1.00 Par Value, Authorized 3,232,000 Shares
Class F Preferred Stock, $1.00 Par Value, Authorized 700,000 Shares
Issued and Outstanding 700,000 Shares	700	700
Aggregate Liquidation Preference $175,000
Class G Preferred Stock, $1.00 Par Value, Authorized 184,000 Shares
Issued and Outstanding 184,000 Shares	184	184
Aggregate Liquidation Preference $460,000
Common Stock, $.01 Par Value, Authorized 750,000,000 Shares
Issued and Outstanding 405,684,970, and 405,532,566
Shares, Respectively	4,057	4,055
Paid-In Capital	5,280,633	5,283,204
Cumulative Distributions in Excess of Net Income	(364,633)	(338,738)
	4,920,941	4,949,405
Accumulated Other Comprehensive Income	(89,394)	(96,432)
Total Stockholders' Equity	4,831,547	4,852,973
Noncontrolling Interests	278,224	265,005
Total Equity	5,109,771	5,117,978
Total Liabilities and Equity	$10,262,463	$10,162,205

Reconciliation of Certain Non-GAAP Financial Measures
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2010		2009
Reconciliation of Net Income to Funds From Operations - "FFO"
Net Income	$54,710		$41,792
Net Income Attributable to the Noncontrolling Interests	(3,874)		(3,368)
Gain on Disposition of Operating Prop., Net of Tax	-		(429)
Gain on Disposition of Joint Venture Operating Properties	(2,768)		-
Depreciation and Amortization	60,896		55,880
Depr. and Amort. - Real Estate JV's, Net of Noncontrolling Interests	29,740		34,373
Unrealized Remeasurement of Derivative Instrument	(897)		1,379
Preferred Stock Dividends	(11,822)		(11,822)
Funds From Operations	$125,985		$117,805
Non-Cash Impairments Recognized	7,448		-
Funds From Operations Before Impairments	$133,433		$117,805

Weighted Average Shares Outstanding for FFO Calculations:
Basic	405,564		271,083
Units	1,543		978
Dilutive Effect of Options	149		75
Diluted	407,256	(1)	272,136	(1)

FFO Per Common Share - Basic	$0.31		$0.43
FFO Per Common Share - Diluted	$0.31	(1)	$0.43	(1)
FFO Before Impairments Per Common Share - Diluted	$0.33	(1)	$0.43	(1)
(1)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $224 and $300 for the three months ended March 31, 2010 and 2009, respectively.

Reconciliation of Projected Diluted Net Income Per Common Share to Projected Diluted Funds From Operations Per Common Share
(unaudited)
	Projected Range
	Full Year 2010
	Low	High
Projected diluted net income available to common
shareholder per share	$0.26	$0.29

Unrealized remeasurement of derivative instrument	(0.01)	0.01

Projected depreciation & amortization	0.55	0.57
Projected depreciation & amortization real estate
joint ventures, net of noncontrolling interests	0.30	0.31

Gain on disposition of operating properties	(0.01)	(0.03)
Gain on disposition of joint venture operating properties,
net of noncontrolling interests	(0.01)	(0.02)

Projected FFO per diluted common share	$1.08	$1.13
Non-cash impairments	0.02	0.02
Projected FFO per diluted common share before impairments	$1.10	$1.15
Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corporation
Barbara Pooley, 1-866-831-4297
senior vice president, finance & investor relations